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                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                                  FORM 8-K


                                CURRENT REPORT

   PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported):  June 9, 1999



                              DAMES & MOORE GROUP
            (Exact name of registrant as specified in its charter)


                        COMMISSION FILE NUMBER 1-11075

                 DELAWARE                               95-4316617
         (State of incorporation)         (I.R.S. Employer Identification No.)
     911 WILSHIRE BOULEVARD, SUITE 700
          LOS ANGELES, CALIFORNIA                         90017
 (Address of principal executive offices)              (Zip Code)

                                 (213) 996-2200
             (Registrant's telephone number, including area code)

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ITEM 1.  CHANGES IN CONTROL OF REGISTRANT

On June 9, 1999, URS Corporation, a Delaware corporation ("URS"), through its wholly-owned subsidiary, Demeter Acquisition Corporation, a Delaware corporation (the "Purchaser") accepted for payment 17,858,895 shares of common stock, par value $.01 per share (the "Shares"), of Dames & Moore Group (the "Company"), that had been validly tendered and not withdrawn, including approximately 245,236 Shares tendered pursuant to notices of guaranteed delivery, pursuant to the Purchaser's tender offer for all outstanding Shares at a price of $16.00 per Share (the "Offer"). The Offer expired at 12:00 midnight, New York City time, on Tuesday, June 8, 1999. The Offer was made pursuant to an Offer to Purchase, dated as of May 11, 1999, as amended, and pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of May 5, 1999 among the Company, URS and the Purchaser. After the consummation of the Offer, the Merger Agreement provides for, among other things, the merger of Purchaser with and into the Company, with the Company surviving as a wholly-owned subsidiary of URS following the merger (the "Merger").

The Shares purchased pursuant to the Offer constitute approximately 96% of the issued and outstanding Shares. The remaining Shares, other than shares owned directly or indirectly by URS, Purchaser or the Company (and except for shares of Common Stock owned by any holder who properly demands appraisal rights) will be converted into the right to receive $16.00 in cash upon consummation of the Merger.

In accordance with the provisions of the Merger Agreement, effective upon payment for the Shares by the Purchaser, the following designees of Purchaser were appointed to the Company's Board of Directors: Kent P. Ainsworth, Martin
M. Koffel, Joseph Masters and Jean-Yves Perez. In accordance with the terms of the Merger Agreement, Arthur C. Darrow, Robert F. Clarke and A. Ewan Macdonald will remain on the Board of Directors of the Company until consummation of the Merger and Ursula M. Burns, Gary R. Krieger, George D. Leal, Michael R. Peevey, Harald Peipers, and Arthur E. Williams resigned as Directors of the Company.

The total purchase price paid by Purchaser in connection with the Offer was provided through the issuance by URS of $100 million of Series A and Series C Preferred Stock to RCBA Strategic Partners, L.P., the issuance by URS of $200 million of senior subordinated increasing rate notes pursuant to a bridge financing facility provided by Morgan Stanley Senior Funding, Inc. and borrowings of up to $450 million of the $550 million available under a senior secured credit facility between URS, certain guarantors, including the Company, and Wells Fargo Bank, National Association, as administrative agent, which includes three term loan facilities in the aggregate amount of $450 million and a revolving credit facility in the amount of $100 million. The term loan facilities consist of a $250 million tranche ("Term Loan A"), a $100 million tranche ("Term Loan B") and another $100 million tranche ("Term Loan C"). Term Loan A matures six years from the funding date; Loan B matures seven years from the funding date; Term Loan C matures eight years from the funding date; and the revolving credit facility matures six years from the funding date.

A portion of Term Loan A will be available to URS on a delayed draw-down basis to fund payments due upon close of the Merger. The remainder of the revolving credit facility will be used for URS's working capital requirements and for general corporate purposes and to pay for any appraisal rights that dissenting stockholders may have.

The term loans each bear interest, at URS's option, at a rate per annum equal to either (1) the Base Rate or (2) LIBOR, in each case plus an applicable margin. The revolving credit facility bears interest, at URS's option, at a rate per annum equal to either (a) the Base Rate, (b) LIBOR or (c) the Adjusted Sterling Rate, in each case plus an applicable margin. The applicable margin adjusts according to a performance pricing grid based on a ratio of Funded Debt to EBITDA (as defined in the credit facility). The "Base Rate" is defined as the higher of (1) Wells Fargo Bank, National
Association's Prime Rate and (2) the Federal Funds Rate plus 9.50%. "LIBOR" is defined as the offered quotation that first class banks in the London interbank market offer to Wells Fargo Bank, National Association for dollar deposits, as adjusted for reserve requirements. The "Adjusted Sterling Rate" is defined as the rate per annum displayed by Reuters at which Sterling is offered to Wells Fargo Bank, National Association in the London interbank market as determined by the British Bankers' Association.

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The press release issued by URS with respect to the purchase of Shares pursuant to the Offer is incorporated herein by this reference.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(c)  Exhibits:

99.1 Agreement and Plan of Merger among Dames & Moore Group, URS Corporation and Demeter Acquisition Corporation dated as of May 5, 1999 (filed as
       Exhibit 2.1 to the Company's Current Form 8-K, dated May 7, 1999, and incorporated herein by reference).

99.2   Press Release issued by URS Corporation dated June 9, 1999 (filed as
       Exhibit 8 to the Company's Amendment No. 4 to Schedule 14D-9 dated June 9, 1999, and incorporated herein by reference).

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                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

                                             DAMES & MOORE GROUP

Date:     June 11, 1999                       /s/ MARK A. SNELL
                                             -----------------------------
                                             Mark A. Snell
                                             Executive Vice President and
                                             Chief Financial Officer
                                             (Principal Financial Officer)


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